UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

Filed by the Registrant  ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Porter Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

To our shareholders:

You are cordially invited to attend the 2009 annual meeting of shareholders of Porter Bancorp, Inc. The meeting will be held on Thursday, May 21, 2009, at 9:00 a.m. EDT in the Conference Center on the second floor of our main office located at 2500 Eastpoint Parkway, Louisville, Kentucky 40223.

The enclosed Notice and Proxy Statement contain information about the matters to be voted on at the annual meeting.

We hope you can attend the annual meeting.  Whether or not you plan to attend, please complete, sign and return the enclosed proxy card in the envelope provided to ensure your shares are represented and voted at the annual meeting.

We appreciate your interest and investment in Porter Bancorp and look forward to seeing you at the annual meeting.

By order of the Board of Directors,

Maria L. Bouvette
President and CEO

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
OF PORTER BANCORP, INC.
THURSDAY, MAY 21, 2009

To our shareholders:

Notice is hereby given that the annual meeting of shareholders of Porter Bancorp, Inc. will be held on Thursday, May 21, 2009, at 9:00 a.m. EDT in the Conference Center on the second floor of our main office located at 2500 Eastpoint Parkway, Louisville, Kentucky 40223, to consider and act upon the following matters:

1.	Election of six nominees as directors;
2.	Proposal to approve, in a non-binding advisory vote, the compensation of the company’s executives as disclosed in the accompanying proxy statement; and
3.	Such other business as may properly come before the meeting.

The close of business on April 9, 2009 is the record date for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting of Shareholders.

Whether or not you plan to attend the meeting, please sign, date and promptly return the enclosed proxy.  If for any reason you desire to revoke your proxy, you may do so at any time before the voting as described in the accompanying proxy statement.

By order of the Board of Directors,

Maria L. Bouvette
President and CEO

April 21, 2009

2009 ANNUAL MEETING OF SHAREHOLDERS
NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

QUESTIONS AND ANSWERS

IMPORTANT NOTICE REGARDING THE AVAILABLILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 21, 2009:
The proxy statement, annual report on Form 10-K, and shareholder letter are available at www.pbibank.com under “Investor Relations.”

Why am I receiving these materials?

We are sending this Proxy Statement and the accompanying proxy card to our shareholders beginning on or about April 21, 2009. These materials are for use at the 2009 Annual Meeting of Porter Bancorp Shareholders which will be held on May 21, 2009, at 9:00 a.m. EDT in the Conference Center on the second floor of our main office located at 2500 Eastpoint Parkway, Louisville, Kentucky 40223. Our Board of Directors is soliciting proxies to give all shareholders of record an opportunity to vote on matters to be presented at the Annual Meeting.  In the following pages of this Proxy Statement, you will find information on matters to be voted upon at the Annual Meeting of Shareholders or any adjournment of that meeting.

 Who Can Vote?

You are entitled to vote if you were a shareholder of record of Porter Bancorp stock as of the close of business on April 9, 2009. Your shares can be voted at the meeting only if you are present or represented by a valid proxy.

What constitutes a quorum and how many shares are outstanding?

A majority of the votes entitled to be cast by the holders of the outstanding shares of Porter Bancorp stock must be present, either in person or represented by proxy, in order to conduct the Annual Meeting of Porter Bancorp Shareholders. On April 9, 2009, there were 8,337,217 shares of Porter Bancorp stock outstanding.

Who is entitled to vote?

Holders of Porter Bancorp stock are entitled to one vote on each matter submitted to a vote of shareholders for each share of Porter Bancorp stock owned on April 9, 2009.  All shares entitled to vote and represented in person or by properly completed proxies received before the polls are closed at the Annual Meeting, and not revoked or superseded, will be voted in accordance with instructions indicated on those proxies.

What am I voting on?

You are voting on the election of six directors and the non-binding approval of our executive compensation program.  Our board recommends that you vote your shares “FOR” each of the nominees for the board and “FOR” the approval of our executive compensation.  We are not aware of any other business to be acted upon at the annual meeting.

How many votes are required for approval?

Directors are elected by a plurality of the votes cast, which means the six nominees who receive the largest number of properly executed votes will be elected as directors. Cumulative voting is not permitted. Shares that are represented by proxies marked “withhold authority” for the election of one or more director nominees will not be counted in determining the number of votes cast for those persons. The remaining matters to be considered at the meeting will be adopted if the number of votes cast in favor of the matter is greater than the number opposing it.

How do I vote?

You may vote by proxy or in person at the meeting. To vote by proxy, simply mark your proxy card, date and sign it and return it in the postage-paid envelope provided. The Board has designated two individuals to vote the shares represented by proxies solicited by the Board at the Annual Meeting.  If you properly submit a proxy but do not specify how you want your shares to be voted, your shares will be voted by the designated proxies “FOR” the election of all of the director nominees and “FOR” the approval of our executive compensation. The designated proxies will vote in their discretion on any other matter that may properly come before the meeting. At the date the Proxy Statement went to press, we did not anticipate that any other matters would be raised at the Annual Meeting.

 How can I revoke my proxy?

If you vote by proxy, you may revoke that proxy at any time before it is voted at the meeting. You may do this by (a) signing another proxy card with a later date and returning it to us before the meeting or (b) attending the meeting in person and casting a ballot.

How may I obtain Porter Bancorp’s 10-K and other financial information?

A copy of our 2008 Annual Report on Form 10-K, is enclosed.  Shareholders and prospective investors may request a free copy of our 2008 Annual Report on Form 10-K by writing to:

C. Bradford Harris
Corporate General Counsel
Porter Bancorp, Inc.
2500 Eastpoint Parkway
Louisville, Kentucky 40223
502-499-4800

The Form 10-K is also available at www.pbibank.com. Click on “Investor Relations” and “SEC Filings.”

Who can help answer my questions?

If you have questions or would like to receive additional copies of this proxy statement or voting materials, please contact C. Bradford Harris, Corporate General Counsel, as described above.

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

Our Board of Directors is comprised of six directors who serve for a one-year term or until their successors are elected and qualified.  Our articles of incorporation and bylaws provide for a board of directors consisting of not less than two nor more than 15 members, with the actual number of directors to be set by the board of directors.  The number of directors is currently fixed at six. The Nominating Committee and the Board of Directors has nominated the following individuals for election as directors: J. Chester Porter, Maria L. Bouvette, David L. Hawkins, W. Glenn Hogan, Sidney L. Monroe and Stephen A. Williams. Each of the nominees is a current member of the Board of Directors.

Neither the Nominating Committee nor the Board of Directors has reason to believe that any nominee for director is unwilling or unable to serve following election. However, if that were to occur, the holders of the proxies solicited hereby will vote for such substitute nominees as the Nominating Committee or the Board of Directors may recommend.

The following table provides biographical information for each nominee and our one other executive officer:

Nominee	Age	Principal Occupation and Other Information	Director Since

J. Chester Porter	68	Mr. Porter is our chairman of the board and general counsel. He also serves as a director of two affiliated banks. Mr. Porter is a partner in the law firm Porter & Associates and has practiced law for over 30 years. Mr. Porter is a member and the chairman of the University of Louisville board of trustees, and chairman of the University of Louisville Foundation Board. He has also served on Campbellsville University’s board of trustees and executive committee since 1985. Mr. Porter serves on our nominating and corporate governance committee.	1988
Maria L. Bouvette	52	Ms. Bouvette is our president and chief executive officer. She also serves as chief financial officer and a director of two affiliated banks. Ms. Bouvette is a member of the board of trustees of Norton Healthcare, a not-for-profit integrated healthcare delivery organization. Before joining Porter, Ms. Bouvette served as a manager of Deloitte Haskins & Sells (now Deloitte & Touche). She is a certified public accountant and has over 25 years of banking and management experience. Ms. Bouvette serves on our executive compensation committee.	1988
David L. Hawkins	54
Mr. Hawkins is a farmer and private investor.  He served as president and chief executive officer of Pioneer Bank, Canmer, Kentucky from 1982 until 1994, when it was acquired by us.  Before becoming president and chief executive officer of Pioneer Bank, Mr. Hawkins was a partner in Taylor, Polson, Woosley and Hawkins, a public accounting firm in Glasgow, Kentucky.  he is a certified public accountant.  Mr. Hawkins serves as the chairman of our audit committee and is a member of our nominating and corporate governance committee.  Mr. Hawkins has also served as a director of PBI Bank or one of its predecessors since 1994.

			2006
W. Glenn Hogan	47
Mr. Hogan is founder, president and chief executive officer of Hogan Real Estate, a full service commercial real estate development company headquartered in Louisville, Kentucky.  Hogan Real Estate provides real estate services for retailers, institutional and private property owners and investors.  Mr. Hogan has over twenty years of real estate development experience and has developed over five million square feet of retail space in the Midwest and Southeast.  Mr. Hogan is a certified commercial investment member and is past president of the Kentucky State CCIM Chapter.  Mr. Hogan serves as a member of our executive compensation and nominating and corporate governance committees.
			2006

Nominee	Age	Principal Occupation and Other Information	Director Since

Sidney L. Monroe	68	Mr. Monroe is a retired certified public accountant. From 1990 to 2001, Mr. Monroe was a partner in Kent, Gay and Monroe, an audit and consulting services firm that primarily advised small and medium-sized businesses. Before 1990, he held numerous positions during a 20 year career at Deloitte Haskins & Sells (now Deloitte & Touche), including partner in charge of several offices, including the Louisville office. While at Deloitte, Mr. Monroe was designated as a specialist in the financial institutions field. Mr. Monroe serves as a member of our audit committee.	2006
Stephen A. Williams	58	Mr. Williams is the president and chief executive officer of Norton Healthcare, a not-for-profit integrated healthcare delivery organization that is the largest healthcare provider and third largest employer in Louisville, Kentucky. Norton Healthcare owns and operates four hospitals plus one under construction, 12 immediate care centers, 280 employed medical providers at some 50 locations, and has approximately $1.5 billion in assets. Mr. Williams serves as a member of our audit and executive compensation committees and as the lead independent director.	2006
Other Executive Officers
David B. Pierce	49
Mr. Pierce is our chief financial officer and the chief strategic officer of PBI Bank. From 1984 to 1989, Mr. Pierce served as a manager at Coopers & Lybrand (now PricewaterhouseCoopers) where he was responsible for audits of public and private entities including financial institutions. Before 1984, Mr. Pierce was a senior accountant at Deloitte Haskins & Sells (now Deloitte & Touche). He is a certified public accountant and has over 20 years of banking and management experience. Mr. Pierce also serves as a director of PBI Bank.

C. Bradford Harris	38
Mr. Harris is our executive vice president and corporate general counsel.  He joined Porter Bancorp as corporate general counsel in October 2006.  Prior to joining Porter Bancorp, Mr. Harris was a member of Frost Brown Todd LLC, where he specialized in banking, securities, mergers and acquisitions and general corporate law.  Mr. Harris has over 10 years of banking experience.

The Board recommends that you vote “FOR” the election of the six nominees.

CORPORATE GOVERNANCE

Corporate Governance Principles

Our board of directors has adopted corporate governance principles that address the role and composition of our board of directors and the functions of our board and the board’s committees. We expect to revise our corporate governance principles from time to time in response to changing regulatory requirements, evolving best practices and concerns expressed by our shareholders and other constituents. Our corporate governance principles are available on our website at www.pbibank.com under “Investor Relations” and “Corporate Governance.”

Controlled Company Status and Director Independence

We are a “controlled company” within the meaning of the NASDAQ corporate governance rules by virtue of the voting control of Mr. Porter and Ms. Bouvette, who together own more than 50% of our sole class of voting stock.  A “controlled company” may elect not to comply with the following NASDAQ corporate governance rules:

•	A majority of its board of directors must consist of “independent directors,” as defined by the NASDAQ rules;

•
Decisions regarding the compensation paid to executive officers must be made either by a compensation committee composed entirely of independent directors or by a majority of the independent directors;

•
Nominations for election to the board of directors must be made either by a nominating committee composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities or by a majority of the independent directors.

We rely on our controlled company status to have Mr. Porter serve on our nominating and governance committee and to have Ms. Bouvette serve on our compensation committee. The “controlled company” exception does not modify requirements under the Securities Exchange Act of 1934, SEC rules and the NASDAQ corporate governance rules that we have an audit committee comprised of at least three directors, all of whom must be independent as defined by the Exchange Act and the SEC and NASDAQ rules. We anticipate that in the future, at least one member of our audit committee will always qualify as an audit committee financial expert.

Our principles provide that it is our policy that a majority of the members of the Board be independent from management.  For this purpose, the Board has adopted Director Independence Standards that meet the listing standards of the NASDAQ corporate governance rules. In accordance with our Corporate Governance Guidelines, the Nominating and Corporate Governance Committee undertakes an annual review of director independence during the first quarter of each year.  During this review, the Board considers any and all commercial and charitable relationships of directors, including transactions and relationships between each Director or any member of his or her immediate family and the Company and its subsidiaries. Following the review in 2009, the Board affirmatively determined that each of the directors nominated for election at this Annual Meeting, except our Chairman, Mr. Porter, and our President and Chief Executive Officer, Ms. Bouvette, is independent of the Company and its management in that none have any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, in accordance with the NASDAQ corporate governance rules.

Code of Business Conduct and Ethics

Our Board has adopted the Code of Business Conduct and Ethics that sets forth important company policies and procedures in conducting our business in a legal, ethical and responsible manner. These standards are applicable to all of our directors and employees. In addition, the Board has adopted the Code of Ethics for CEO and Senior Financial Officers that supplements the Code of Business Conduct and Ethics by providing more specific requirements and guidance on certain topics. The Code of Ethics for CEO and Senior Financial Officers applies to the Company’s Chairman, Chief Executive Officer, Chief Financial Officer and PBI Bank’s Chief Financial Officer. The Code of Ethics for CEO and Senior Financial Officers is available on our website at www.pbibank.com under “Investor Relations” and “Corporate Governance.” We will post any material amendments to, or waivers from, our Code of Ethics for CEO and Senior Financial Officers on our website.

Employees must report any conduct they believe in good faith to be an actual or apparent violation of our Code of Conduct. In addition, as required under the Sarbanes-Oxley Act of 2002, the Audit Committee has established confidential procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by company employees of concerns regarding questionable accounting or auditing matters.

Stock Ownership Guidelines

Our Corporate Governance Guidelines require all non-employee directors to hold at least 1,000 of our shares while serving as a director of the Company.  Shares that may be acquired through the exercise of stock options are included in calculating the number of shares of ownership to determine whether this minimum ownership requirement has been met. All directors are expected to be in compliance with the stock ownership guidelines within five years of becoming a director.

Board Structure and Committee Composition

Our board of directors has established standing committees in connection with the discharge of its responsibilities. These committees will include an audit committee, a compensation committee and a nominating and governance committee.  Our committee charters are available on our website at www.pbibank.com under “Investor Relations” and “Corporate Governance.”

Audit Committee

Our audit committee is comprised of Messrs. Hawkins, Monroe and Williams. Our board of directors has determined that Messrs. Hawkins, Monroe and Williams currently meet the independence requirements of the NASDAQ corporate governance rules and relevant federal securities laws and regulations. The audit committee assists our board in monitoring the integrity of the financial statements, the qualifications and independence of our independent registered public accounting firm, the performance of our internal audit function and our independent registered public accounting firm and our compliance with legal and regulatory requirements. Mr. Hawkins and Mr. Monroe each qualifies as an audit committee financial expert.

Compensation Committee

Our compensation committee is comprised of Mr. Hogan, Mr. Williams and Ms. Bouvette. The compensation committee has overall responsibility for evaluating and approving our executive officer incentive compensation, benefit, severance, equity-based or other compensation plans, policies and programs. The compensation committee is also responsible for producing an annual report on executive compensation for inclusion in our proxy statement.

Nominating and Governance Committee

Our nominating and governance committee is comprised of Mr. Hogan, Mr. Hawkins and Mr. Porter. The nominating and governance committee assists our board of directors in promoting our best interests and the best interests of our shareholders through the implementation of sound corporate governance principles and practices. In furtherance of this purpose, the nominating and governance committee identifies individuals qualified to become board members and recommend to our board of directors the director nominees for the next annual meeting of shareholders. It also reviews the qualifications and independence of the members of our board of directors and its various committees on a regular basis and makes any recommendations the committee members may deem appropriate from time to time concerning any recommended changes in the composition of our board.

Meeting Attendance

During 2008, our board of directors met thirteen times.  No director attended fewer than 75 percent of the total number of meetings of the board of directors and the committees on which he or she served.  All directors and director nominees are expected to attend each annual meeting of shareholders, unless an emergency prevents them from doing so.

Board Compensation

Compensation of Directors

Each director receives $1,250 for each board meeting attended and each non-employee director receives $500 for each committee meeting attended.  Our executives who serve on the boards of directors of Porter Bancorp and PBI Bank are paid the same cash director fees as those paid to non-employee directors. Although paying cash director fees to “inside” executives who serve on boards of directors is not the prevalent market practice, it has been the historical practice at Porter Bancorp for many years and constitutes a small portion of affected executive’s total compensation amount.  Directors J. Chester Porter, Maria L. Bouvette and David L. Hawkins also serve as directors of PBI Bank.  Each bank director receives $500 for each board meeting attended.  The directors fees paid to Mr. Porter and Ms. Bouvette are included in the “All Other Compensation” column of the Summary Compensation Table.

In addition to the board and committee fees, non-employee directors are granted restricted shares of common stock on annual basis.  Pursuant to our Amended and Restated 2006 Non-Employee Directors Stock Ownership Incentive Plan, non-employee directors of Porter Bancorp are automatically granted 500 restricted shares and non-employee directors of PBI Bank are automatically granted 100 restricted shares on the first day of the month after our annual meeting of shareholders, which is on or about June 1, 2009.

Restricted shares are shares of our common stock that may not be transferred, and are subject to forfeiture, during a specified period.  Directors that are granted restricted shares will have all of the same rights as a shareholder, including the right to vote the restricted shares and the right to receive dividends.  One-sixth of the restricted shares of common stock will vest on each six month anniversary of the date of grant as long as the director is continuing to serve on the board of directors.  If a director ceases to serve on the board of directors for any reason, the director will automatically forfeit the unvested portion of the restricted shares.  In the event of a change in control, the restriction on the sale of any unvested restricted shares will end.  Under the 2006 Directors Plan, a change in control means (i) the disposal of our business or the business of PBI Bank pursuant to a liquidation, sale of assets or otherwise, (ii) any person, group or entity acquiring or gaining ownership or control of more than 50% of our outstanding shares or the outstanding shares of PBI Bank, other than any trustee or other fiduciary holding shares under any employee benefit plan, or (iii) during any period of two consecutive years, individuals who were our directors at the beginning of that period cease to constitute a majority of the board of directors, unless the election of each new director was approved by at least two-thirds of the directors then still in office who were directors at the beginning of the period.

Before 2008, the 2006 Directors Plan automatically granted an option for 5,000 shares of common stock to each non-employee director of Porter Bancorp and 1,000 shares of common stock to each non-employee director of PBI Bank in office on the first day of the month after our annual meeting of shareholders. The exercise price was equal to the closing sale price of our shares of common stock as reported on the NASDAQ Global Market on the date of grant. Each option granted became exercisable with respect to one-sixth of the shares of common stock subject to the option on each six month anniversary of the date of grant as long as the director continued to serve on the board of directors. If a director ceases to serve on the board of directors for any reason, the director will automatically forfeit the unvested portion of the option. Each option expired on the fifth anniversary of the date on which it was granted.

The following table provides information on 2008 compensation for non-employee directors.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards($) (2)	Option Awards($) (3)	All Other Compensation	Total ($)
David L. Hawkins	$19,250(4)	$2,074	$14,344	$6,000(9)	$41,668
W. Glenn Hogan	$16,500(5)	$1,729	$5,852		$24,081
Michael E. Miller	$9,500 (6)	$0	$0		$9,500
Sidney L. Monroe	$18,750(7)	$1,729	$11,952		$32,431
Stephen A. Williams	$18,500(8)	$1,729	$11,952		$32,181

(1)	Each director receives $1,250 for each board meeting attended and $500 for each committee meeting attended.
(2)
Each non-employee director received a restricted stock award of 500 shares on June 2, 2008. The restricted shares vest in one-sixth increments every six-month anniversary of the grant date over three years. The table shows the 2008 compensation expense calculated in accordance with SFAS 123(R). As of December 31, 2008, each director had the following aggregated number of restricted shares: David L. Hawkins, 524; W. Glenn Hogan, 437; Sidney L. Monroe, 437; and Stephen A. Williams, 437.

(3)
The amounts presented in this column for the 2008 year represent the 2008 compensation expense related to the expense from grants of stock options from 2006 and 2007. The options vest over three years and have a life of five years. The table shows the 2008 compensation expense calculated in accordance with SFAS 123(R). As of December 31, 2008, each director had the following aggregated number of options: David L. Hawkins, 12,600; W. Glenn Hogan, 5,250; Sidney L. Monroe, 10,500; and Stephen A. Williams, 10,500.  See Note 2 of the Notes to our audited financial statements in our 2008 Form 10-K for the assumptions used in calculating compensation expense.

(4)	Mr. Hawkins received $2,500 for attendance at Audit Committee meetings and $500 for Corporate Governance Committee meetings during 2008.
(5)	Mr. Hogan received $2,500 for attendance at Executive Compensation Committee meetings and $1,500 for Nominating and Corporate Governance Committee meetings in 2008.
(6)
Mr. Miller received $1,000 for attendance at Executive Compensation Committee meetings and $1,000 for Nominating and Corporate Governance Committee meetings in 2008.  Mr. Miller resigned from the board effective August 4, 2008.

(7)	Mr. Monroe received $2,500 for attendance at Audit Committee meetings during 2008.
(8)	Mr. Williams received $2,000 for attendance at Audit Committee meetings and $1,500 for Compensation Committee meetings during 2008.
(9)	Mr. Hawkins received $6,000 in PBI Bank director fees.

STOCK OWNERSHIP OF DIRECTORS, OFFICERS,
AND PRINCIPAL SHAREHOLDERS

The following table shows, as of March 1, 2009, the number and percentage of shares of common stock held by (1) Porter Bancorp’s directors and nominees, (2) each of the named executive officers set forth in the Summary Compensation Table and (3) current directors and named executive officers as a group.  The information provided in the table is based on our records, information filed with the SEC, and information provided to us, except where otherwise noted.  Except for our two controlling shareholders, each of whom is a director and an executive officer, we know of no other shareholder who beneficially owns 5% or more of our common stock.

Under SEC rules, a person is deemed to beneficially own any shares as to which the entity or individual has the right to acquire within 60 days of March 1, 2009 through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole voting and investment power (or shares these powers with his or her spouse) with respect to the shares set forth in the following table.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percent of Class
Directors and Nominee
J. Chester Porter(2)	2,906,746	35.0%
Maria L. Bouvette(3)	2,586, 278	31.2
David L. Hawkins(4)	13,756	*
W. Glenn Hogan(5)	15,159	*
Sidney L. Monroe(6)	14,445	*
Stephen A. Williams(7)	11,376	*

Other Named Executive Officers
David B. Pierce(8)	100,732	1.2
C. Bradford Harris(9)	8,638	*

Named Executive Officers and Directors as a Group	5,657,130	67.1
* Represents beneficial ownership of less than 1%
____________
(1)	The business address for these referenced individuals is c/o Porter Bancorp, Inc., 2500 Eastpoint Parkway, Louisville, Kentucky 40223.
(2)
Includes 4,119 shares of common stock held by a company of which Mr. Porter is the sole owner and 10,296 shares of common stock which may be acquired pursuant to stock options that are exercisable within sixty days of March 1, 2009.

(3)	Includes 10,296 shares of common stock which may be acquired pursuant to stock options that are exercisable within sixty days of March 1, 2009.
(4)
Includes 1,050 shares that are jointly held with his spouse, 1,575 shares that are held in an individual retirement account and 10,501 shares of common stock which may be acquired pursuant to stock options that are exercisable within sixty days of March 1, 2009.

(5)	Includes 3,501 shares of common stock which may be acquired pursuant to stock options that are exercisable within sixty days of March 1, 2009.
(6)	Includes 8,751 shares of common stock which may be acquired pursuant to stock options that are exercisable within sixty days of March 1, 2009.
(7)	Includes 8,751 shares of common stock which may be acquired pursuant to stock options that are exercisable within sixty days of March 1, 2009.
(8)
Includes 1,050 shares that are held by Mr. Pierce as trustee for a living trust and 92,658 shares of common stock which may be acquired pursuant to stock options that are exercisable within sixty days of March 1, 2009.

(9)	Includes 4,376 shares of common stock which may be acquired pursuant to stock options that are exercisable within sixty days of March 1, 2009.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Parties

Our Audit Committee has the responsibility to review and ratify all transactions, other than loans and extensions of credit, between the Company and related parties, including without limitation, fees and commissions for services, purchases or sales of assets, rental arrangements and any other financial arrangement.

As a bank, we are not subject to Section 402 of the Sarbanes-Oxley Act of 2002, which prohibits any issuer to extend, renew or arrange for the extension of credit in the form of a personal loan to or for any director or executive officer of that issuer.  However, loans must be made:

•	in the ordinary course of our consumer credit business;

•	of a type we generally make available to the public; and

•	on market terms, or terms that are no more favorable than those offered by the issuer to the general public.

We have long-standing policies and procedures governing our extension of credit to related parties in compliance with the insider lending restrictions of Section 22(h) of the Federal Reserve Act or the Federal Reserve’s Regulation O. All loans to directors and executive officers or their affiliates are approved by the Board of Directors of PBI Bank. As of December 31, 2008, the aggregate amount of all loans outstanding to our executive officers and directors, the executive officers and directors of PBI Bank and the firms and corporations in which they have at least a ten percent beneficial interest was approximately $1.7 million.

Our officers, directors and principal shareholders and their affiliates and certain of the officers and directors of PBI Bank and their affiliates have conducted banking transactions with PBI Bank from time to time, including investments in certificates of deposit.  All such investments have been made, and will continue to be made, only in the ordinary course of business of PBI Bank on substantially the same terms as those prevailing at the time for comparable transactions with unaffiliated persons.

Management Service Agreements and Loan Participations with Banks Under Common Control

Our chairman, J. Chester Porter and his brother, William G. Porter, each own a 50% interest in Lake Valley Bancorp, Inc., the parent holding company of The Peoples Bank, Taylorsville, Kentucky, located approximately 25 miles southeast of Louisville in Spencer County.  J. Chester Porter, William G. Porter and our president and chief executive officer, Maria L. Bouvette, serve as directors of this bank.

Our chairman, J. Chester Porter owns an interest of approximately 36.0% and his brother, William G. Porter, owns an interest of 3.0% in Crossroads Bancorp, Inc., the parent holding company of The Peoples Bank, Mount Washington, Kentucky, located approximately 20 miles south of Louisville in Bullitt County. PBI Bank also has banking offices in Bullitt County.  J. Chester Porter and our president and chief executive officer, Maria L. Bouvette, serve as directors of this bank.

We have entered into management services agreements with each of these banks. Each agreement provides that our executives and employees provide management and accounting services to the subject bank, including overall responsibility for establishing and implementing policy and strategic planning. Maria Bouvette also serves as chief financial officer of each of the banks. We received a $4,000 monthly fee from The Peoples Bank, Taylorsville and a $2,000 monthly fee from The Peoples Bank, Mount Washington for these services in 2008. We receive a $4,000 monthly fee from The Peoples Bank, Taylorsville and a $2,000 monthly fee from The Peoples Bank, Mount Washington for these services in 2009.

From time to time, these banks may also participate with PBI Bank in making loans to certain borrowers when our executive officers believe it is mutually beneficial to do so. As of December 31, 2008, we had $6.0 million of participations in real estate loans purchased from, and $23.7 million of participations in real estate loans sold, to these affiliate banks.  We believe the terms of our arrangements with these two banks in which J. Chester Porter and William G. Porter have substantial ownership interests are fair and reasonable to us and to the other banks. We have had the terms of our management services agreements with these banks reviewed by an independent accounting firm from time to time. In the future, the terms of these arrangements will also be subject to ongoing review by the independent directors on our audit committee.

Other Transactions in Which Related Parties Have an Interest

Our chairman, J. Chester Porter is the owner of Porter & Associates, a law firm that we retained during our last fiscal year and will retain in the future. We paid $226,800 to Porter & Associates for legal services provided during 2008. In addition, Porter & Associates received fees from borrowers for its representation of PBI Bank in connection with loan closings.

Keith Griffee, the son-in-law of J. Chester Porter, is PBI Bank’s President of the Bullitt County Market.  Jennifer E. Porter, Mr. Porter’s daughter and Mr. Griffee’s wife, serves as an advisory director of our Bullitt County banking office. Jack C. Porter, Mr. Porter’s son, serves as an advisory director of our Bullitt County banking office and from time to time provides real estate related services to PBI Bank. Albert J. Bouvette, brother of our president and chief executive officer, Maria L. Bouvette, is an employee of PBI Bank’s information technology department. None of these individuals received compensation in excess of $120,000 for their services in such capacities during 2008.

In 1994, J. Chester Porter and Maria L. Bouvette issued a promissory note to David L. Hawkins, a director and chairman of our audit committee, in the principal amount of $506,315.79 as part of the consideration paid to Mr. Hawkins in connection with the acquisition of Pioneer Bank by a predecessor of our company. The promissory note bears interest at the prime rate plus 1% per annum (currently 4.25%) and payments of interest only are due quarterly. The loan is secured by a mortgage on real estate. The original term of the note has been extended from January 1, 2007 to January 1, 2012.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers, and persons who own more than 10 percent of our common stock, to file reports of ownership and changes in ownership with the SEC. Directors, executive officers, and greater than 10 percent beneficial owners, referred to as “reporting persons,” are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the us, we believe that during 2008 all reporting persons complied with the filing requirements of Section 16(a), except that shares acquired by W. Glenn Hogan in 2007 through a general dividend reinvestment selection in Mr. Hogan’s account at a brokerage firm were not reported until February 12, 2009.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee of our Board of Directors is responsible for developing specific policies regarding compensation of our executive officers, as well as evaluating and approving our executive officer incentive compensation, benefit, severance, equity-based or other compensation plans, policies and programs implementing and administering all aspects of our benefit and compensation plans and programs.  Our compensation committee is comprised of Mr. Hogan, Mr. Williams and Ms. Bouvette. Our board of directors has determined that Mr. Hogan and Mr. Williams currently meet the independence requirements of the NASDAQ corporate governance rules and relevant federal securities laws and regulations.  As previously discussed, we are a “controlled company” within the meaning of the NASDAQ corporate governance rules.  A controlled company may elect not to comply with certain NASDAQ corporate governance rules, including the requirement that decisions regarding the compensation paid to executive officers must be made either by a compensation committee composed entirely of independent directors or by a majority of the independent directors.  We rely on our controlled company status to have Ms. Bouvette serve on our compensation committee.  As a practical matter, our controlled company status also gives Mr. Porter and Ms. Bouvette the ability to assert significant influence over executive compensation decisions.

Executive Compensation Philosophy and Objectives

Our philosophy for executive compensation is to attract, retain and reward excellent executives and align their interests with the interests of our shareholders.  To promote this philosophy, we have established the following objectives:

•
provide fair and competitive compensation to executives, based on their performance and contributions to our company, that will attract, motivate and retain individuals that will enable our company to successfully compete with other financial institutions in our markets;

•
provide incentives that reward executives for attaining predetermined objectives that promote and reward individual performance, company financial performance, achievement of strategic goals and company stock performance;

•	instill in our executives a long-term commitment and a sense of ownership through the use of equity-based compensation; and

•	ensure that the interests of our executives are aligned with our shareholders’ interests.

TARP Compensation Standards

On November 21, 2008, Porter Bancorp became a participant in the U.S. Treasury’s Capital Purchase Program (“CPP”). As a result, we are required to comply with a number of executive compensation standards during the period of time in which the U.S. Treasury holds an equity position in Porter Bancorp.

Initially, there were four standards, which applied to our named executive officers. These standards were in effect as of the end of 2008 and consisted of the following:

•
Expansion of Golden Parachute Rule. The existing golden parachute rule applies if compensation triggered by a change of control exceeds three times an employee's five year average taxable compensation.  If the limit is exceeded, all compensation over one times average pay is not deductible and is subject to a 20% excise tax.  The CPP expands the rule to apply to pay triggered by any involuntary termination (for example, termination without cause or for good reason) and any termination in connection with bankruptcy or insolvency, but only for the named executive officers.  We do not currently have any compensation agreements or arrangements that are subject to the golden parachute rule.

•
Clawback. We are required to be able to recover bonuses, retention awards and incentive compensation paid to named executive officers if the compensation was based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria (whether or not the executive was at fault, any misconduct occurred or the financial statements were restated).

•
No unnecessary and excessive risk. Our Compensation Committee was required to review our compensation programs with our senior risk officers and certify that the Company has made reasonable efforts to ensure that the incentive compensation arrangements do not encourage unnecessary and excessive risks that threaten our value. The Committee’s certification relating to this review is contained in the Compensation Committee Report that follows this section.

•	Limited deductible compensation. We are prohibited from taking a tax deduction for annual compensation over $500,000.

Each of our current executive officers has agreed that their separation entitlements and bonuses, retention awards and other incentive compensation will comply with these standards.

On February 17, 2009, the America Reinvestment and Recovery Act of 2009 (“ARRA”) required the U.S. Treasury to enact additional compensation standards. Under ARRA, the compensation standards are required to include the following:

•	Prohibition on severance. ARRA standards will prohibit severance payments to our five most highly-compensated employees, other than payments for services performed or benefits accrued.

•
Prohibition on bonuses, retention awards and other incentive compensation. ARRA standards will prevent us from paying or accruing any bonus, retention award or incentive compensation to our five most highly-compensated employees subject to certain exceptions. The exceptions are limited, although we will be permitted to award long-term restricted stock that has a value not exceeding one-third of the employee’s total annual compensation, so long as such restricted stock does not fully vest during the period Porter Bancorp participates in CPP.

•	Stricter clawback. ARRA standards will extend this recovery requirement to the next 20 most highly compensated employees in addition to the named executive officers.

•
Prohibition on compensation plans that “encourage” earnings manipulation. ARRA prohibits participating companies from implementing any compensation plan that would encourage manipulation of the reported earnings of the Company in order to enhance the compensation of any of its employees.

At this time, the compensation standards under ARRA have not yet been developed. However, we understand that the standards may require alterations to our compensation program. The impact of ARRA on the retention of our existing, and recruitment of future, senior officers cannot be assessed at this time, but may negatively impact our ability to recruit and retain experienced qualified executives.

Executive Compensation Components

Our compensation program is comprised of three components:

•	Base salary that is competitive with levels paid by comparable financial institutions;
•	Annual incentive cash payments based on the attainment of targeted performance goals; and
•	Equity-based compensation, consisting of stock options and restricted stock, based on the attainment of targeted performance goals.

The executive compensation plan provides a compensation package that is driven by our overall financial performance and is competitive with the public and non-public financial institutions in our market to enable us to attract and retain executives who we believe are critical to our future success.  The plan establishes a range of percentages of total compensation for each of the three components set forth above.  For each of our executives, base salary constitutes between 50% and 70% of each executive’s total compensation, cash incentives constitutes between 10% and 20% of each executive’s total compensation and equity based compensation constitutes between 20% and 30% of each executive’s total compensation.  The Committee will establish the target percentage of compensation for each of the three components at the beginning of each year.

Base Salary.  When establishing base salaries for our executives, we consider the scope of executive responsibilities and publicly available information concerning the compensation paid to executives with similar levels of responsibility by other comparable public and non-public financial institutions in our market.  Thereafter, our practice has been to increase base salaries by between 3% and 5% annually to account for a cost of living adjustment, considering an individual executive’s performance when determining the percentage within the range.

For 2008, the Committee reviewed 2006 publicly available national peer group data, the most recent data available, to ensure that our base salaries, which total compensation is derived from, were competitive with comparable financial institutions.  The publicly available data showed annual compensation, which included base salary, annual bonus and other annual compensation and total compensation, which included annual compensation plus, restricted stock awards, performance units and other compensation paid due to long-term incentive plans.  The peer groups were: (i) the 54 financial institutions in the Midwest with assets of $1 billion to $5 billion, (ii) the 52 financial institutions nationwide with assets of $1 billion to $5 billion and a ROAE of between 12.50% and 14.99%.  As of December 31, 2007, we had total assets of approximately $1.5 billion and our return on average equity for 2007 was approximately 12.4%.

The Committee evaluated data on the chief executive officer compensation of the two peer groups for Mr. Porter and Ms. Bouvette and the chief operating officer and chief financial officer compensation of the two peer groups for Mr. Pierce. The Committee evaluated data on the chief credit officer compensation of the two peer groups for Mr. Harris because his level on the organization chart is the most comparable to the chief credit officer in the public information that was available.

The following table shows the average annual compensation for 2006 paid to chief executive officers, chief financial officers, chief operating officers and chief credit officers of the two peer groups described above:

Position	Average Annual Compensation of Midwest Financial Institutions with Assets of $1 billion to $5 billion	Average Annual Compensation of Financial Institutions with Assets of $1 billion to $5 billion and ROAE of between 12.50% and 14.99%
CEO	$402,582	$457,942
CFO	223,173	230,604
COO	409,954	337,342
CCO	174,895	184,392

The following table shows the average total compensation for 2006 paid to chief executive officers, chief financial officers, chief operating officers and chief credit officers of the two peer groups described above:

Position	Average Total Compensation of Midwest Financial Institutions with Assets of $1 billion to $5 billion	Average Total Compensation of Financial Institutions with Assets of $1 billion to $5 billion and ROAE of between 12.50% and 14.99%
CEO	$532,804	$649,500
CFO	264,499	285,248
COO	482,633	474,813
CCO	198,100	261,748

Based on its evaluation of the peer group annual compensation and total compensation data, the Committee determined not to change the 2008 base salaries for Mr. Porter, Ms. Bouvette and Mr. Pierce.  Instead, Mr. Porter, Ms. Bouvette and Mr. Pierce were able to earn additional compensation in the form of restricted stock based on our performance, which is more fully described below.  Mr. Harris’ salary was increased from $130,000 in 2007 to $136,500 for 2008.

For 2009, management and the Compensation Committee determined that it was in the Company’s best interest to implement a company-wide salary freeze given the sustained weakness in business and economic conditions generally in our markets.  Upon management’s recommendation, the Compensation Committee agreed to hold salaries for all named executive officers at the same level for 2009.  The Committee then used the same process for evaluating base salaries for all of our named executives as has been used in previous years.  The Committee also reviewed 2007 publicly available national peer group data, the most recent data available, to ensure that our base salaries, which total compensation is derived from, were competitive with comparable financial institutions.  The publicly available data showed annual compensation, which included base salary, annual bonus and other annual compensation and total compensation, which included annual compensation plus, restricted stock awards, performance units and other compensation paid due to long-term incentive plans.  The peer groups were: (i) the 61 financial institutions in the Midwest with assets of $1 billion to $5 billion, (ii) the 40 financial institutions nationwide with assets of $1 billion to $5 billion and a ROAE of between 10.00% and 12.49%.  As of December 31, 2008, we had total assets of approximately $1.6 billion and our return on average equity for 2008 was approximately 10.6%.

The following table shows the average annual compensation for 2007 paid to chief executive officers, chief financial officers, chief operating officers and chief credit officers of the two peer groups described above:

Position	Average Annual Compensation of Midwest Financial Institutions with Assets of $1 billion to $5 billion	Average Annual Compensation of Financial Institutions with Assets of $1 billion to $5 billion and ROAE of between 10.00% and 12.49%
CEO	$387,002	$399,541
CFO	208,476	219,380
COO	269,890	253,826
CCO	220,586	213,754

The following table shows the average total compensation for 2006 paid to chief executive officers, chief financial officers, chief operating officers and chief credit officers of the two peer groups described above:

Position	Average Total Compensation of Midwest Financial Institutions with Assets of $1 billion to $5 billion	Average Total Compensation of Financial Institutions with Assets of $1 billion to $5 billion and ROAE of between 10.00% and 12.49%
CEO	$490,228	$566,443
CFO	243,769	274,966
COO	317,009	327,629
CCO	253,000	299,729

Based on its evaluation of the peer group annual compensation and total compensation data, the Committee determined that the current salaries of the named executive officers was comparable to the peer groups described above.

Cash Incentives. Under our 2008 cash incentive plan, our named executive officers, were able to earn up to a maximum of 30% of their base salary based upon our attainment of pre-established performance objectives.  The performance criteria objectives were earnings per share, return on average assets, return on average equity, net interest margin and efficiency.  We used these performance criteria metrics because we believe that these are the metrics that (i) drive shareholder value and (ii) are used by our investors to evaluate us.  We use corporate performance measures instead of individual performance measures because our philosophy emphasizes teamwork.

The performance components, except earnings per share, are measured against our peers’ performance instead of budget, which had been used in previous years.  We believe that measuring our performance against our peers is more appropriate because it (i) reduces the subjectivity that may exist in the budgetary process, (ii) takes into consideration changes in business conditions that affect the entire industry over the year and (iii) provides an incentive for our executives to try to outperform our peers on a relative basis.  Our peer group includes:

•	Bank of Kentucky Financial Corporation
•	Community Bank Shares of Indiana, Inc.
•	Community Trust Bancorp, Inc.
•	Farmers Capital Bank Corporation
•	First Financial Service Corporation
•	Integra Bank Corporation
•	Republic Bancorp, Inc.
•	S.Y. Bancorp, Inc.

The peer group, which consists of publicly traded bank holding companies of comparable size that compete in our markets, was selected by management and the Compensation Committee.  Earnings per share will be measured against our prior year performance because we believe that the measurement of earnings per share over a one-year period is one of the most prevalent metrics for bank performance in the marketplace. We also believe that this metric will further align the incentives of our management with shareholders by providing an incentive for executives to try to exceed our prior year’s performance.

Under our 2008 cash incentive plan, our named executive officers were able to earn up to a maximum of 30% of their base salary based upon our attainment of pre-established targets for the performance criteria components set forth in the table below.  The following table shows the pre-established 2008 targets and the corresponding percentage of salary earned for attaining the target:

Objective	Level 1 Target Goal	Cash award as percentage of Salary	Level 2 Target Goal	Cash award as percentage of Salary
Earnings per share	105% of 2007 EPS	3%	110% of 2007 EPS	6%
Return on average assets	100% of peer median	3%	110% of peer median	6%
Return on average equity	100% of peer median	3%	110% of peer median	6%
Net interest margin	100% of peer median	3%	110% of peer median	6%
Efficiency ratio	100% of peer median	3%	110% of peer median	6%

Total		15%		30%

In 2008, our named executive officers earned cash incentive bonuses totaling 18% of salary.  The following table shows Porter Bancorp’s CORE data published by SNL and the individual bonus targets for our executives attained in 2008:

Objective	Porter Bancorp	Actual Level 1 Target	Actual Level 2 Target	Cash award as percentage of Salary
Earnings per share	$1.68	$1.86	$1.95	0.0%
Return on average assets	0.90%	0.79%	0.87%	6.0%
Return on average equity	10.73%	9.29%	10.21%	6.0%
Net interest margin	3.17%	3.70%	4.06%	0.0%
Efficiency ratio	49.50%	63.32%	57.56%	6.0%
Total				18.0%

Each named executive officer was also entitled to a supplemental senior leadership team bonus of up to $5,000 if our earnings per share increased by 10% or more in 2008 from 2007. No supplemental bonuses were earned in 2008.

Before ARRA was enacted, the Compensation Committee adopted the same cash incentive plan for 2009 that was in place in 2008, with the maximum bonus for named executive officers being 30% of base salary.  If we are not required by the forthcoming rules under ARRA to make changes to our cash incentive plan, we expect to award cash bonuses at the end of the first quarter of 2010, after 2009 peer group data becomes available.

ARRA directs the Treasury to adopt compensation standards that prevent us from paying or accruing any bonus, retention award or incentive compensation to our five most highly-compensated employees. As a result, once established, these new compensation standards may preclude any payment of annual incentive compensation and other short-term incentives to our five most highly-compensated employees until Porter Bancorp no longer participates in the CPP. Accordingly, our 2009 cash incentive program, if any, may be different from the 2009 program that has been adopted.

Equity-Based Compensation.  In February 2006, we established the Porter Bancorp, Inc. 2006 Stock Incentive Plan in anticipation of becoming a public company.  The 2006 Plan authorizes the issuance of up to 400,000 shares in the form of stock options and restricted stock awards.

The Compensation Committee has the authority to award options and restricted stock awards under the 2006 Plan and to determine the amounts and awards.  Although the 2006 Plan authorizes both stock options and restricted stock grants, at this time, the Committee intends to award restricted stock in lieu of stock options because the Committee believes that restricted stock is a better currency to reward our executives and is reflective of current market trends.  Stock options also have a less favorable financial impact. Grants of restricted stock are also intended to increase stock ownership by our executives and further align the incentives of our management and shareholders. The shares of restricted stock granted to our executives may not be transferred, and, subject to a few exceptions, will be forfeited if the recipient’s employment with us ends, for a period of up to five years after the grant date. Because of the risk of forfeiture if the recipient’s employment ends before the restrictions have terminated, restricted stock grants also serve as a valuable retention tool.

The Compensation Committee has established a process for determining the amount of restricted stock grant awards to be made each year.  The Committee will initially set the maximum dollar value of equity incentive compensation as a percentage of base salary.  For 2008, the maximum dollar value of equity incentive compensation as a percentage of base salary was 30%, which we refer to as the “equity goal.”  At the beginning of 2008, the Compensation Committee determined to not increase the salaries for Mr. Porter, Ms. Bouvette and Mr. Pierce for 2008, but each of Mr. Porter, Ms. Bouvette and Mr. Pierce were entitled to receive 150% of the achieved equity goal received by our other senior executives in the form of restricted stock.  As a result, the maximum dollar value of equity incentive compensation for Mr. Porter, Ms. Bouvette and Mr. Pierce as a percentage of base salary was 45%.

This maximum dollar value assumes we achieve our maximum performance level, which is currently set at 125% of the peer average in each of the four equity incentive components, which are return on average assets, return on average equity, net interest margin and efficiency ratio.  As with our cash incentive plan, we use corporate performance measures instead of individual performance measures because our philosophy emphasizes teamwork.  The following table provides the reward factors for the two levels of achievement for each of the components for 2008:

Objective	Peer Median	125% of Peer Median
Return on average assets	15%	25%
Return on average equity	15%	25%
Net interest margin	15%	25%
Efficiency ratio	15%	25%
Total	60%	100%

The peer group for the calculation of equity incentive awards is comprised of the same publicly traded bank holding companies used for the cash incentive plan.  The following table shows the 2008 Porter Bancorp and peer computations using CORE Data published by SNL and the corresponding reward factor awarded:

Objective	Peer Median	125% of Peer Median	Porter Bancorp	Reward Factor
Return on average assets	0.79%	0.99%	0.90%	15%
Return on average equity	9.29%	11.61%	10.73%	15%
Net interest margin	3.70%	4.63%	3.17%	0%
Efficiency ratio	63.32%	50.66%	49.50%	25%
Total				55%

Based on the computations above, the Compensation Committee approved grants of shares of restricted stock equal to 55% of the applicable equity goal (55% of 45% or 30% of base salary is equal to 24.75% or 16.5% of base salary, respectively). Based on the closing price of $11.39 on March 20, 2009, the named executive officers were awarded the following shares of restricted stock:

Name	Base Salary	Percentage of Salary	Dollar Value of Restricted Shares	Number of Shares of Restricted Stock Awarded
J. Chester Porter	$350,000	24.75%	$86,625	7,605
Maria L. Bouvette	350,000	24.75%	86,625	7,605
David B. Pierce	245,000	24.75%	60,638	5,324
C. Bradford Harris	136,500	16.50%	22,523	1,977

For the year 2009, the Compensation Committee has approved the same formula for calculation of restricted stock awards used in 2009 that was used in 2008.  For 2009, the Compensation Committee set the equity goal as 30% for senior executives and 45% for Mr. Porter, Ms. Bouvette and Mr. Pierce.  Equity incentive awards are expected to be granted at the end of the first quarter or the beginning of the second quarter of each year once we receive all of the peer data necessary to make the peer average calculations.

As previously discussed, ARRA directs the Treasury to adopt compensation standards that include a prohibition on incentives other than a limited amount of restricted stock. As a result, once established, these new compensation standards may require us to revise our 2009 program that has been adopted.

Other Benefits

401(k) Plan. All of our full- and part-time employees, including our named executive officers, are eligible to participate in our 401(k) Plan after 90 days of employment. Subject to certain limitations imposed by federal tax laws, employees may contribute up to 15% of their compensation per year. We contribute a safe-harbor matching contribution equal to 50% of the participants’ first 4% of deferred compensation contribution. At our discretion, we may make an additional contribution each plan year.

Supplemental Executive Retirement Plan.  PBI Bank has a Supplemental Executive Retirement Plan to provide additional benefits for certain key officers.  David B. Pierce is the only named executive officer that participates in the SERP. It is not currently anticipated that any other executives will be added to this plan.

Pursuant to the SERP, we are obligated to pay each participant, or his or her beneficiaries, at the participant’s retirement or death, monthly retirement income for 10 years equal to 30% of the participants projected salary.  Participants begin to vest in this benefit after five years of service and fully vest after ten years of service.  In addition, we must pay benefits if the participant’s employment terminates before retirement age (other than by death or for cause) or if the participant is terminated within three years following a change-in-control.  The payment of benefits upon a change-in-control is described under the heading “Potential Payments Upon Termination or Change-In-Control” in the Executive Compensation section.  The estimated cost of the plan is being accrued over the period of active employment of the participants. We adopted this plan in 2004. As of December 31, 2008, $717,000 had been accrued as a liability for the plan. The amount charged to operations totaled $180,000 in 2008.  In order to provide earnings to offset plan expenses, PBI Bank purchased life insurance on the plan participants.  As of December 31, 2008, the cash surrender value of the bank owned life insurance was approximately $7.2 million.  Income earned from the cash surrender value of the life insurance totaled $300,000 in 2008.

COMPENSATION COMMITTEE REPORT

Porter Bancorp’s Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

In addition, as required by the provisions of the U.S. Treasury’s Capital Purchase Program, the Committee certifies that it has reviewed with the senior risk officers of Porter Bancorp, the senior executive officer incentive compensation arrangements, and has made reasonable efforts to ensure that such arrangements do not encourage senior executive officers to take unnecessary and excessive risks that threaten the value of the Company.

The Compensation Committee
W. Glenn Hogan, Chairman
Stephen A. Williams
Maria L. Bouvette

EXECUTIVE COMPENSATION

The following table discloses the compensation received by Porter Bancorp’s chief executive officer, chief financial officer, and the other most highly paid executive officers (all four of these individuals are referred to as the “named executive officers”) during the year ended December 31, 2008.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1)($)	Option Awards(2)($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5)($)	Total ($)

J. Chester Porter	2008	$350,000	-	$10,617	-	$63,000	-	$49,145	$472,762
Chairman of the Board and General Counsel of Porter Bancorp and PBI Bank	2007 2006	$350,000 $350,000	- -	- -	- -	$40,750 $60,750	- -	$36,165 $42,150	$426,915 $452,900

Maria L. Bouvette	2008	$350,000	-	$10,617	-	$63,000	-	$41,430	$465,047
President and CEO of Porter Bancorp and PBI Bank	2007 2006	$350,000 $350,000	- -	- -	- -	$40,750 $60,750	- -	$37,002 $39,052	$427,752 $450,127

David B. Pierce	2008	$245,000	-	$ 7,431	-	$44,000	$48,915	$39,225	$384,571
Chief Financial Officer of Porter Bancorp and Chief Strategic Officer of PBI Bank	2007 2006	$245,000 $245,000	- -	- -	- -	$29,725 $43,425	$46,073 $43,378	$39,546 $39,052	$360,344 $370,855

C. Bradford Harris	2008	$136,050	-	$ 8,372	$5,500	$24,570	-	$15,573	$190,515
Executive Vice President and Corporate General Counsel of Porter Bancorp	2007	$130,000	-	$ 4,428	$5,500	$17,650	-	$13,694	$161,344

____________
(1)
The amounts reflected in this column are the amounts required to be expensed in accordance with SFAS 123(R) for equity grants.  Each of the named executive officers was granted shares of restricted stock based on the Company’s 2007 performance as more fully described in the Compensation Disclosure and Analysis.  Mr. Porter and Ms. Bouvette each received a grant of restricted stock in 2008 with a total value of $73,500 (3,952 shares at a per share price of $18.5999); Mr. Pierce received a grant of restricted stock in 2008 with a total value of $51,450 (2,766 shares at a per share price of $18.5999); and Mr. Harris received a grant of restricted stock in 2008 with a total value of $27,300 (1,468 shares at a per share price of $18.5999).  Mr. Harris received a grant of restricted stock in 2006 with a total value of $44,260 (2,000 shares at a per share price of $22.13).

(2)
The amount reflected in this column are the amounts required to be expensed in accordance with SFAS 123(R) for grants of stock options.  In 2006, Mr. Harris was granted an option to buy 5,000 shares of common stock at a strike price of $25.50.  The options vest over three years in 1/6th increments on each six month anniversary of the grant.

(3)
The amounts reflect the cash awards paid to the named executives at the beginning of March 2009 under the Cash Incentive Plan, which is discussed in further detail under the heading “Cash Incentives,” under “Executive Compensation Components.”

(4)
The amounts reflect the increase in the present value of Supplemental Executive Retirement Benefit accrual from the previous year for the named executive officer’s benefit.  Please see Pension Benefits table for explanation of benefit and disclosure of present value of accumulated benefit as of December 31, 2008.

(5)	All other compensation for the named executive officers is set forth below.

Name	Vehicle Allowance	401(k) Matching Contribution	401(k) Annual Profit Sharing Contribution	Premiums Paid for Life Insurance For Benefit of Employee	Director Fees	Total Other Compensation
J. Chester Porter	$ 16,342	$ 4,600	$ 5,953	-	22,250	$ 49,145
Maria L. Bouvette	$ 9,320	$ 3,907	$ 5,953	-	22,250	$ 41,430
David B. Pierce	$ 8,161	$ 4,600	$ 5,953	$ 14,511	6,000	$ 39,225
C. Bradford Harris	$ 8,500	$ 3,083	$ 3,990	-	-	$ 15,573

Grants of Plan-Based Awards

The following table details all equity-based awards granted to each of the officers named in the Summary Compensation Table in 2008.

Our equity grants have been issued under the Porter Bancorp, Inc. 2006 Stock Incentive Plan, which was established in February 2006 in anticipation of becoming a public company.  The 2006 Plan authorizes the issuance of up to 400,000 shares in the form of stock options and restricted stock awards.  Although the 2006 Plan authorizes both stock options and restricted stock grants, at this time, the Company is awarding restricted stock only.  The method for granting restricted stock is more fully described in the Compensation Disclosure and Analysis.

Grants of Plan-Based Award

Name	Grant Date	Approval Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	Grant Date Fair Value of Stock Awards
J. Chester Porter	April 11, 2008	April 10, 2008	3,952	$73,507
Maria L. Bouvette	April 11, 2008	April 10, 2008	3,952	$73,507
David B. Pierce	April 11, 2008	April 10, 2008	2,766	$51,448
C. Bradford Harris	April 11, 2008	April 10, 2008	1,468	$27,305
____________
(1)
The 2008 equity-based awards for Mr. Porter, Ms. Bouvette, Mr. Pierce and Mr. Harris were made under the 2006 Stock Incentive Plan.   Grants of restricted stock on April 11, 2008 were awarded based on the company’s performance in 2007, which was equal to 21% of the named executive officer’s base salary.  The restricted shares are shares of our common stock that may not be transferred, and are subject to forfeiture, over a specified period.  The named executive officers that are granted restricted shares have all of the same rights as a shareholder, including the right to vote the restricted shares and the right to receive dividends The restricted stock vests at the rate of 20% on each one-year anniversary of the grant date.  If a named executive officer ceases to be employed for any reason, the officer will automatically forfeit the unvested portion of the restricted shares.  In the event of a change in control, the restriction on the sale of any unvested restricted shares will end.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options[1](#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested(#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)
J. Chester Porter	10,296(1)	-	-	$26.71	03/15/2010	-	-	-	-

Maria L. Bouvette	10,296(1)	-	-	$26.71	03/15/2010	-	-	-	-

David B. Pierce	92,658(1)	-	-	$24.29	03/15/2010	-	-	-	-

C. Bradford Harris	3,501(2)	1,749(2)		$21.08	10/19/2011	1,680(3)	$26,544(4)	-	-
____________
(1)	The options were issued under the Ascencia Bancorp stock option plan. The number of shares has been adjusted to reflect a 5% stock dividend paid on November 10, 2008.
(2)	The options were issued under our Stock Incentive Plan on October 19, 2006. The options are exercisable as to one-sixth of the underlying shares on each six month anniversary though October 19, 2009. The number of shares has been adjusted to reflect a 5% stock dividend paid on November 10, 2008.
(3)
These restricted shares were issued pursuant to the Porter Bancorp, Inc. 2006 Stock Incentive Plan on October 19, 2006.  Generally, the restrictions as to transferability of the shares will lapse as to 10% of the shares on October 19 of each year through 2017.

(4)	Based on the closing price of $15.80 of our common stock at December 31, 2008.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

J. Chester Porter	—	—	—	—
Maria L. Bouvette	—	—	—	—
David B. Pierce	—	—	—	—
C. Bradford Harris	—	—	200(1)	$3,950(2)
____________
(1)	One-tenth of the 2,000 restricted shares awarded on October 19, 2006 vested on October 19, 2008.
(2)	Based on the closing price of $19.75 of our common stock at October 19, 2008.

Pension Benefits

The following table sets forth, in specified years of credited service, the estimated present value of accumulated benefits under the supplemental executive retirement plan adopted by the Bank in July 2004.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefits ($) (1)	Payments During Last Fiscal Year ($)
David B. Pierce	Supplemental executive retirement plan	N/A	$ 195,865	—
____________
(1)
Reports the present value of the obligation to Mr. Pierce upon retirement at age 62 as of the end of the fiscal year.  The plan is designed to provide monthly retirement income to Mr. Pierce for ten years equal to 30% of his projected salary at age 62.  This projected salary was determined at plan inception.  The present value utilizes a discount rate of 6%.  The supplemental executive retirement plan is discussed in further detail under the heading “Other Benefits” in the Compensation Disclosure and Analysis section.

Potential Payments upon Termination or Change-in-Control

We have no agreements or understandings with our executive officers that provide for payments upon termination of employment or a change-in-control of our Company, except for the benefits that participants in the Supplemental Executive Retirement Plan, including Mr. Pierce, may receive upon retirement or other terminations of employment. Plan participants will not receive any benefits under the SERP for termination of employment, other than as a result of a change of control, until the year 2009.

Upon a change of control followed within 36 months by the voluntary or involuntary termination of employment, a plan participant will receive a lump sum payment equal to the present value of the obligation such participant would be entitled to receive upon retirement at age 62.  A change of control is defined under the Plan as (a) the acquisition of 50% or more of our capital stock, (b) a change in the composition of a majority of our directors or (c) the adoption of a merger, consolidation or reorganization plan by the board of directors in which the Company is not the surviving entity.  Under this change of control provision, Mr. Pierce would have received a lump sum payment equal to $493,679 if he had been terminated on December 31, 2008 and a change of control of the Company had occurred within three years prior to such date.  The Supplemental Executive Retirement Plan is described in further detail under the heading “Other Benefits” in the Compensation Disclosure and Analysis section.

EQUITY PLAN INFORMATION

The following table provides information about our equity compensation plans as of December 31, 2008.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by shareholders	283,629(1)	$24.03	280,294(2)
Equity compensation plans not approved by shareholders	—	—	—

Total	283,629	$24.03	280,294

____________
(1)
Includes 199,809 shares of common stock under the 2000 Stock Option Plan of Ascencia Bank, Inc., 38,670 shares of common stock under the Porter Bancorp, Inc. 2006 Stock Incentive Plan and 45,150 shares of common stock under the Porter Bancorp, Inc. 2006 Non-employee Directors Stock Ownership Incentive Plan.

(2)
249,285 of these shares may be issued under our 2006 Stock Incentive Plan as stock options or restricted stock grants and 31,009 of these shares may be issued under our Non-employee Directors Stock Ownership Incentive Plan as stock options or grants of restricted stock.

PROPOSAL NO. 2 – NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

As previously discussed in the Compensation Disclosure and Analysis, Congress enacted ARRA in February 2009. ARRA imposes a number of requirements on financial institutions, such as Porter Bancorp, that received an investment under the Capital Purchase Program of the United States Treasury’s Troubled Asset Relief Program. One of the requirements is that at each annual meeting of shareholders during the period in which any obligation arising from TARP financial assistance remains outstanding, TARP recipients must permit a separate nonbinding “say on pay” shareholder vote to approve the compensation of executives.

This proposal gives you as a shareholder the opportunity to vote for or against the following resolution:

“RESOLVED, that the shareholders approve Porter Bancorp’s overall pay-for-performance executive compensation program, as described in the Compensation Discussion and Analysis, the compensation tables and the related narratives and other materials in this Proxy Statement.”

Because your vote is advisory, it will not be binding upon the Board and may not be construed as overruling any decision by the Board. However, the Compensation Committee may, in its sole discretion, take into account the outcome of the vote when considering future executive compensation arrangements.

Shareholders are encouraged to carefully review the “Compensation Discussion and Analysis” and “executive Compensation” sections of this proxy statement for a detailed discussion of the Company’s executive compensation program.

Board of Directors Recommendation

Our overall executive compensation policies and procedures are described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this proxy statement. Our compensation policies and procedures are centered on a pay-for-performance structure and are strongly aligned with the long-term interests of our shareholders, as described in the Compensation Discussion and Analysis. The Compensation Committee oversees our executive compensation program and regularly monitors our policies to ensure they continue to emphasize programs that reward executives for results that are consistent with shareholder interests.

Our Board and our Compensation Committee believe that our commitment to these responsible compensation practices justifies a vote by shareholders FOR the resolution approving the compensation of our executives as disclosed in this proxy statement.

The Board unanimously recommends you vote “FOR” this Proposal 2. Proxies solicited by the Board will be voted “FOR” this proposal unless otherwise instructed on the proxy card.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Engagement of Independent Auditors

At its meeting held on May 9, 2008, the Audit Committee selected Crowe Horwath, LLP to serve as Porter Bancorp’s independent registered public accounting firm and auditors for the fiscal year ending December 31, 2008.  Crowe Horwath, LLP or its predecessor has served as Porter Bancorp’s independent registered public accounting firm since the 1988 fiscal year.  Crowe Horwath, LLP representatives are expected to attend the 2009 Annual Meeting and will be available to respond to appropriate shareholder questions and will have the opportunity to make a statement if they desire to do so.

Fees Incurred by Porter Bancorp for Crowe Horwath, LLP

The following table presents fees for professional services rendered by Crowe Horwath, LLP for the audit of the Corporation’s annual financial statements for 2008 and 2007 and fees billed for audit-related services, tax services, and all other services rendered by Crowe Horwath, LLP for 2008 and 2007.

	2008	2007
Audit Fees	$217,359	$188,117
Audit-Related Fees	19,415	12,525
Tax Fees	37,035	23,350
All Other Fees	4,261	22,505

As defined by the SEC, (i) “audit fees” are fees for professional services rendered by the company’s principal accountant for the audit of the company’s annual financial statements and review of financial statements included in the company’s Form 10-Q, or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for those fiscal years; (ii) “audit-related fees” are fees for assurance and related services by the company’s principal accountant that are reasonably related to the performance of the audit or review of the company’s financial statements and are not reported under “audit fees,” including fees related to the Company’s registration on Form S-3 in 2008 and registrations on Form S-4 and S-8 in 2007; (iii) “tax fees” are fees for professional services rendered by the company’s principal accountant for tax compliance, tax advice, and tax planning; and (iv) “all other fees” are fees for products and services provided by the company’s principal accountant, other than the services reported under “audit fees,” “audit-related fees,” and “tax fees.”

Under applicable SEC rules, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditors in order to ensure that they do not impair the auditors’ independence. The SEC’s rules specify the types of non-audit services that an independent auditor may not provide to its audit client and establish the Audit Committee’s responsibility for administration of the engagement of the independent auditors.

Consistent with the SEC’s rules, the Audit Committee Charter requires that the Audit Committee review and pre-approve all audit services and permitted non-audit services provided by the independent auditors to us or any of our subsidiaries. The Audit Committee may delegate pre-approval authority to a member of the Audit Committee and if it does, the decisions of that member must be presented to the full Audit Committee at its next scheduled meeting.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of the Board of Directors is comprised of three directors, each of whom the Board has determined to be an independent director as defined by the NASDAQ corporate governance rules. The duties of the Audit Committee are summarized in this Proxy Statement under “Committees of the Board” and are more fully described in the Audit Committee charter adopted by the Board of Directors.

It is the responsibility of management to prepare the consolidated financial statements and the responsibility of Crowe Horwath, LLP, Porter Bancorp’s independent registered public accounting firm, to audit the consolidated financial statements in accordance with the United States generally accepted auditing standards.

In connection with its review of Porter Bancorp’s consolidated financial statements for 2008, the Audit Committee:

•	has reviewed and discussed the audited consolidated financial statements with management;

•
has discussed with the independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standard No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company accounting Oversight Board in Rule 3200T;

•
has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), and has discussed with the independent registered public accounting firm, the independent registered public accounting firm’s independence; and,

•	has approved the audit and non-audit services of the independent registered public accounting firm for 2008.

Based upon the review and discussions referred to in the preceding paragraph, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for 2008 be included in Porter Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission.

Members of the Audit Committee:

David L. Hawkins, CPA, Chairman
Sidney L. Monroe, CPA
Stephen A Williams

SHAREHOLDER PROPOSALS AND NOMINATIONS

In order for a shareholder proposal to be brought before Porter Bancorp’s 2010 Annual Meeting of Shareholders, the written proposal must be received by the Corporate Secretary of Porter Bancorp at the address below no later than December 17, 2009.  The notice of a proposed item of business must provide information as required in our bylaws which, in general, require that the notice include for each matter a brief description of the matter to be brought before the meeting; the reason for bringing the matter before the meeting; your name, address, and number of shares you own; and any material interest you have in the proposal.  In order for a shareholder proposal to be considered for inclusion in our proxy statement for the 2010 Annual Meeting of Shareholders, the proposal will also need to comply with the SEC’s regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company sponsored proxy materials. Proposals should be addressed to:

Porter Bancorp, Inc.
Attn: Corporate Secretary
2500 Eastpoint Parkway
Louisville, Kentucky 40223

If you want to nominate a person for election as a director, you must provide written notice to the Corporate Secretary at the address above. The Corporate Secretary must receive this notice not later than December 17, 2009.  The notice of a proposed director nomination must provide information as required in our bylaws which, in general, require that the notice of a director nomination include your name, address and a representation that you are a shareholder and entitled to vote for directors; the information that would be required to be disclosed in the solicitation of proxies for the election of a director under federal securities laws. You must submit the nominee’s consent to be elected and to serve. A copy of the bylaw requirements will be provided upon request made to the Corporate Secretary at the address above.

GENERAL INFORMATION

Financial Information

A copy of our 2008 Annual Report on Form 10-K is enclosed.  Shareholders and prospective investors may request a copy of our 2008 Annual Report on Form 10-K by writing to C. Bradford Harris, Corporate General Counsel, Porter Bancorp, Inc., 2500 Eastpoint Parkway, Louisville, Kentucky 40223. The Form 10-K is also available from the SEC’s website at www.sec.gov or from our website at www.pbibank.com.  Click on “Investor Relations” and “SEC Filings.”

Solicitation of Proxies

Porter Bancorp will pay the cost of soliciting proxies. Proxies may be solicited on behalf of Porter Bancorp by directors, officers or employees by mail, in person or by telephone, facsimile or other electronic means.